                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                               ----------------
                                 SCHEDULE 13G
                                (Rule 13d-102)

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
        PURSUANT TO 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)
                             (Amendment No. 1 )/1/
                                           ---

                       AMERON INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)


                    COMMON STOCK, PAR VALUE $2.50 PER SHARE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  030710 10 7
--------------------------------------------------------------------------------
                                (CUSIP Number)


                               DECEMBER 31, 1998
--------------------------------------------------------------------------------
            (Date of event Which Requires Filing of this Statement)


    Check the appropriate box to designate the rule pursuant to which this
    Schedule is filed:

        [_]  Rule 13d-1(b)
        [_]  Rule 13d-1(c)
        [X]  Rule 13d-1(d)









----------------
     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 5 pages.

------------------------
  CUSIP NO.  030710 10 7            13G
------------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      F. H. Fentener van Vlissingen
      (formerly filed as Disfood A. G.)
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [_]
                                                                 (b) [_]
      Not Applicable

------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      The Netherlands
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF
                          4,486
      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             4,486
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               0
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,486
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                            [_]

      Not Applicable
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Less than 1%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO
------------------------------------------------------------------------------

                              Page 2 of 5 pages.

Item 1. Issuer.
        ------

        (a)  Name of Issuer:
             --------------

             Ameron International Corporation (the "Issuer")

        (b)  Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

             245 So. Los Robles Avenue
             Pasadena, California  91101

Item 2. Security and Background.
        -----------------------

        (a)  Name of Person Filing:
             ---------------------

             F. H. Fentener van Vlissingen (formerly filed as Disfood A.G.). This filing amends that certain Schedule 13G filed with the Securities and Exchange Commission in February 1984 under the reporting name of Disfood A.G.

        (b)  Principal Business Address:
             --------------------------

             Prinsengracht 963
             1017 KL Amsterdam, Netherlands

        (c)  Citizenship:
             -----------

             The Netherlands

        (d)  Title of Class of Securities:
             ----------------------------

             Common Stock

        (e)  CUSIP No.:
             ---------

             030710 10 7

Item 3. Filings under Rule 13d-1(b) or 13d-2(b) or (c).
        ----------------------------------------------

             Not Applicable.

Item 4. Ownership.
        ---------

        (a)  Amount Beneficially Owned:
             -------------------------

             4,486

        (b)  Percent of Class:
             ----------------

             Less than 1%

        (c)  Number of Shares as to which the person has voting and dispositive
             ------------------------------------------------------------------
             power:
             -----

             F. H. Fentener van Vlissingen has (i) sole power to vote or direct the vote of 4,486 shares, (ii) shared power to vote or to direct the vote of 0 shares; (iii) sole power to dispose or to

                              Page 3 of 5 pages.

             direct the disposition of 4,486 shares and (iv) shared power to vote or direct the vote of 0 shares of Common Stock of the Issuer.

Item 5. Ownership of Five Percent or Less of a Class.
        --------------------------------------------

             This statement is being filed to report the fact that as of date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of the Issuer.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

             Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
        Security Being Reported on By the Parent Holding Company.
        --------------------------------------------------------

             Not Applicable.

Item 8. Identification and Classification of Members of the Group.
        ---------------------------------------------------------

             Not Applicable.

Item 9. Notice of Dissolution of Group.
        ------------------------------

             Not Applicable.

Item 10. Certification.
         -------------

             Not Applicable

                              Page 4 of 5 pages.

                                   SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                         February 11, 1999
                                     -------------------------
                                               Date

                                     By: /s/ F. H. Fentener van Vlissingen
                                     ----------------------------------------
                                     F. H. Fentener van Vlissingen

                              Page 5 of 5 pages.